THESTREET.COM REPORTS SECOND-QUARTER 2006 FINANCIAL RESULTS

NEW YORK, July 27, 2006 - TheStreet.com, Inc. (Nasdaq: TSCM), a leading provider of financial commentary, analysis and news, today announced its financial results for the second quarter 2006, which included a year-over-year net revenue increase of 60%, with advertising and subscription revenue increasing 76% and 57%, respectively.

“Our strategy has been to grow both sides of our business -- advertising and subscriptions – so that each one would be a strong revenue driver for the company,” said Thomas J. Clarke, Jr., chairman and chief executive officer of TheStreet.com. “It is rewarding to see the success of each revenue stream reflected in our second-quarter results.

Second-Quarter 2006 Results

•	Net income for the quarter was $3.2 million, a $5.5 million improvement over the same period last year and a $0.7 million improvement from last quarter.

•	Basic earnings per share for the quarter were $0.12, a $0.21 improvement over the same period last year and a $0.02 improvement from last quarter.

•	Net revenue was $12.4 million in the second quarter, a 60% increase over the same period last year and an 11% increase from last quarter.

•

Total cash flow for the quarter was $6.0 million, a $5.0 million improvement over the $1.0 million cash flow for the same period last year, and a $0.2 million improvement from last quarter's cash flow of $5.8 million.

•	Deferred revenue, a key metric of the Company's subscription business performance, was $13.2 million, a 45% increase over the same quarter last year and an increase of 6% from last quarter.

•	Cash, restricted cash and marketable securities stood at $45.9 million as of

June 30, 2006, a 55% increase over the same period a year ago and a 15% increase from last quarter. The Company has no bank debt.

Revenue Streams

•

Subscription revenue for the quarter totaled $8.4 million, a 57% increase over the same period last year and an increase of 10%, or $0.8 million, from last quarter's $7.6 million. The number of paid subscribers to the Company's premium services increased by approximately 3,800, or 4%, during the quarter.

•

Advertising revenue for the quarter totaled $3.7 million, a 76% increase over the same period last year and a 14% increase from last quarter. In the second quarter, page views increased 98% over the year-ago period and decreased 3% from the previous quarter. The average number of unique visitors per month in the quarter was 4.4 million, a 57% increase over the year-ago period and a 3% sequential decrease.

•	Subscription bookings for the quarter totaled $9.2 million, an increase of 39% over the $6.6 million in the same period last year and a decrease of 9% from last quarter's $10.1 million.

Operating Expenses

•	Second-quarter operating expenses were $9.6 million, a 54% increase over the $6.3 million recorded in the same period last year and a 9% increase from last quarter's $8.9 million.

Recent Company Highlights

•

The Company’s top five advertisers include two non-financial firms, consistent with the Company’s increased appeal to advertisers outside of the financial space. Non-financial advertising revenue increased 47% over the same period a year ago.

•

Farnoosh Torabi, formerly of New York 1 News, was hired as TheStreet.com’s first full-time video correspondent. The Company continues to increase the amount of video content it makes available and now offers 11 program categories with multiple advertising sponsors.

•

The Company became a major provider of ticker-based news headlines for MSN’s Money channel. MSN Money also hosts a summary of the Company’s popular article, The Five Dumbest Things on Wall Street This Week.

•

The Company launched a new free advertising supported newsletter called “The Daily Booyah,” which features content from our “RealMoney with Jim Cramer” radio show and from Jim Cramer’s television show, Mad Money.

•

The board of directors declared the Company's second quarterly cash dividend, payable to all shareholders of record at the close of business on June 15, 2006. The cash dividend of $0.025 per share was paid on June 30, 2006.

•

TheStreet.com was named a finalist for a 2006 Gerald Loeb Award for Distinguished Business and Financial Journalism in the News Services and Online Content category. The nomination recognized TheStreet.com’s extensive coverage of the Securities and Exchange Commission's investigation into several brokerage firms leaking information in their morning "squawk box" calls. The nomination included five articles written by Matthew Goldstein, a senior writer for TheStreet.com. This marked the Company’s fourth Loeb nomination within the past three years.

•	Wedbush Morgan Securities, Inc., a leading regional investment banking and brokerage firm, initiated coverage of TheStreet.com.

•	TheStreet.com joined the Russell 3000® Index on June 16, 2006.

TheStreet.com will conduct a conference call today, July 27, 2006, at 11:00 a.m. EST to discuss these results. The Company welcomes all interested parties to listen to the Web cast of its call at http://www.vcall.com/IC/CEPage.asp?ID=106956

About TheStreet.com, Inc.

TheStreet.com, Inc. (Nasdaq: TSCM) is a leading multimedia provider of business and investment content, which it makes available through online publications, content syndication and audio and video programming. Founded in 1996, TheStreet.com, Inc. pioneered the electronic publishing of financial information on the Internet. Today, TheStreet.com is a free Web site complemented by 16 subscription services, offering various types of investors information they can use to help them make more informed investing and trading decisions.

To supplement TheStreet.com's consolidated financial statements presented in accordance with GAAP, this news release contains certain non-GAAP financial measures: "Cash flow" as used in this news release, means the increase in the Company's cash, investments and restricted cash from the prior period. TheStreet.com believes that this non-GAAP financial measure is an important indicator of the Company's financial results because it focuses on the creation of cash driven by operating manager's performance. This measure is used by our chief operating decision maker to make decisions about resource allocations within the Company and to assess overall performance, and is among the primary measures used by management for planning and forecasting of future periods.

	For the Quarter Ended ($ in Millions)
	June 30, 2006	March 31, 2006	June 30, 2005
Total cash flow	$6.0	$5.8	$1.0
Decrease in short term investments	-	0.5	-
Change in cash and cash equivalents	$6.0	$6.3	$1.0

"Subscription bookings" means the total dollar value of subscription-based services made during the period. TheStreet.com believes that this non-GAAP financial measure is an important indicator of the Company's financial results because it provides valuable current information concerning the performance of the Company's services. Since TheStreet.com has historically reported these non-GAAP results to the investment community, the Company believes the inclusion of these non-GAAP financial measures provides consistency in our financial reporting. The Company further believes that the use of the terms "cash flow," "cash burn" and "subscription bookings" allows investors to view financial performance with metrics used by the Company's management, which helps improve their ability to understand the Company's operating performance. The presentation of these non-GAAP financial measures should be considered in addition to TheStreet.com's GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Statements contained in this news release not related to historical facts may be deemed forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (described in the Company's SEC filings) that could cause actual results to differ.

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THESTREET.COM, INC.
BALANCE SHEETS
($ in thousands)

	June 30, 2006	December 31, 2005
ASSETS
Current Assets:
Cash, restricted cash and short-term investments	$ 45,353	$ 33,215
Accounts receivable - net	3,449	3,195
Other receivables	56	186
Prepaid expenses and other current assets	1,486	1,101
Current assets of discontinued operations	3	3
Total current assets	50,347	37,700

Property and equipment - net	2,152	1,987
Other assets	144	134
Goodwill and intangibles - net	2,484	2,484
Restricted cash	500	800
Total assets	$ 55,627	$ 43,105

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$ 5,653	$ 5,278
Deferred revenue	13,200	9,928
Note payable	74	103
Other current liabilities	50	53
Current liabilities of discontinued operations	249	280
Total current liabilities	19,226	15,642
Note payable	-	22
Total liabilities	19,226	15,664

Stockholders' Equity:
Stockholders' equity	36,401	27,441

Total liabilities and stockholders' equity	$ 55,627	$ 43,105

Note: The Company has pledged certain cash amounts as security deposits for operating leases. Accordingly, a portion of this cash is now classified as a non-current asset, and our cash is classified in two places on the above balance sheet.

Cash, restricted cash, and short-term investments	$ 45,353	$ 33,215

Restricted cash	500	800
Total cash, current and noncurrent restricted cash
and short-term investments	$ 45,853	$ 34,015

THESTREET.COM, INC.
STATEMENTS OF OPERATIONS
($ in thousands, except per share data)
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net revenue:
Subscription	$ 8,407	$ 5,341	$ 16,035	$ 10,768
Advertising	3,707	2,101	6,950	4,207
Other	282	309	558	581
Total net revenue	12,396	7,751	23,543	15,556

Operating expense:
Cost of services	4,532	2,818	8,679	5,718
Sales and marketing	2,323	1,798	4,470	3,787
General and administrative	2,566	1,516	4,938	3,462
Depreciation and amortization	217	147	404	290
Total operating expense	9,638	6,279	18,491	13,257
Operating income	2,758	1,472	5,052	2,299
Interest income, net	519	180	859	334
Income from continuing operations before income taxes	3,277	1,652	5,911	2,633
Provision for income taxes	67	-	119	-
Income from continuing operations	3,210	1,652	5,792	2,633
Discontinued operations:
Loss from discontinued operations	-	(1,539)	-	(3,375)
Gain (loss) on disposal of discontinued operations	18	(2,383)	12	(2,383)
Loss from discontinued operations	18	(3,922)	12	(5,758)
Net income (loss)	$ 3,228	$ (2,270)	$ 5,804	$ (3,125)

Net income (loss) per share - basic
Continuing operations	$ 0.12	$ 0.07	$ 0.22	$ 0.11
Discontinued operations	-	(0.06)	-	(0.14)
Disposal of discontinued operations	0.00	(0.10)	0.00	(0.10)
Net income (loss)	$ 0.12	$ (0.09)	$ 0.22	$ (0.13)

Net income (loss) per share - diluted
Continuing operations	$ 0.12	$ 0.06	$ 0.21	$ 0.10
Discontinued operations	-	(0.06)	-	(0.13)
Disposal of discontinued operations	0.00	(0.09)	0.00	(0.09)
Net income (loss)	$ 0.12	$ (0.09)	$ 0.21	$ (0.12)

Weighted average basic shares outstanding	27,010	24,746	26,538	24,730

Weighted average diluted shares outstanding	27,807	25,903	27,069	26,164